Filed Pursuant to Rule 433

Registration No. 333-190457

Pricing Term Sheet

April 10, 2014

Chesapeake Energy Corporation

$1,500,000,000 aggregate principal amount of Floating Rate Senior Notes due 2019

$1,500,000,000 aggregate principal amount of 4.875% Senior Notes due 2022

This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated April 10, 2014, filed pursuant to Rule 424, Registration Statement No. 333-190457. The information in this pricing term sheet supplements and updates the Preliminary Prospectus Supplement.

Issuer:	Chesapeake Energy Corporation

Aggregate principal amount offered:	$1,500,000,000 principal amount Floating Rate Senior Notes due 2019 (“2019 Notes”) $1,500,000,000 principal amount 4.875% Senior Notes due 2022 (“2022 Notes”)

Ranking:	Senior unsecured

Coupon:	2019 Notes: 3-month LIBOR plus 3.25%, reset quarterly 2022 Notes: 4.875%

Maturity:	2019 Notes: April 15, 2019 2022 Notes: April 15, 2022

Price to public:	2019 Notes: 100.000% of principal amount 2022 Notes: 100.000% of principal amount

Gross Proceeds to Issuer:	$3,000,000,000

Yield to Maturity:	2019 Notes: N/A 2022 Notes: 4.875%

Spread to Benchmark Treasury:	2019 Notes: N/A 2022 Notes: +254 basis points

Benchmark Treasury:	2019 Notes: N/A 2022 Notes: UST 2.000% due February 15, 2022

Gross Spread:	2019 Notes: 1.00% of principal amount of 2019 Notes 2022 Notes: 1.00% of principal amount of 2022 Notes

Interest payment dates:	2019 Notes: January 15, April 15, July 15 and October 15 of each year, commencing July 15, 2014 2022 Notes: April 15 and October 15 of each year, commencing October 15, 2014

Record dates:	2019 Notes: January 1, April 1, July 1 and October 1 2022 Notes: April 1 and October 1

Optional redemption:

2019 Notes:	Make-whole call @ T+50 basis points at any time prior to April 15, 2015, plus accrued and unpaid interest to the redemption date, then:

	On or after:	Price:

	April 15, 2015	101.000%

	April 15, 2016 and thereafter	100.000%

2022 Notes:	Make-whole call @ T+50 basis points at any time prior to April 15, 2017, plus accrued and unpaid interest to the redemption date, then:

	On or after:	Price:

	April 15, 2017	103.656%

	April 15, 2018	102.438%

	April 15, 2019	101.219%

	April 15, 2020 and thereafter	100.000%

Joint Book-Running Managers for the 2019 Notes:	Morgan Stanley & Co. LLC Citigroup Global Markets Inc.

Joint Book-Running Managers for the 2022 Notes:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Mitsubishi UFJ Securities (USA), Inc.

Senior Co-Managers for the 2022 Notes:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Jefferies LLC RBS Securities, Inc. Wells Fargo Securities, LLC

Co-Managers for the 2022 Notes:

BBVA Securities, Inc.

BNP Paribas Securities Corp.

Comerica Securities, Inc.

DNB Markets, Inc.

Macquarie Capital (USA) Inc.

Mizuho Securities USA Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

Sun Trust Robinson Humphrey, Inc.

TD Securities (USA) LLC

UBS Securities LLC

Trade date:	April 10, 2014

Settlement date:

April 24, 2014 (T+9)

We expect that delivery of the notes will be made against payment therefor on or about April 24, 2014, which is the 9th business day following the date of pricing of the notes (such settlement being referred to as “T+9”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes under the prospectus supplement will be required, by virtue of the fact that the notes initially will settle in T+9, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery under the prospectus supplement should consult their own advisors.

CUSIP:	2019 Notes: 165167 CM7 2022 Notes: 165167 CN5

ISIN:	2019 Notes: US165167CM77 2022 Notes: US165167CN50

Certain Modifications to the Preliminary Prospectus Supplement

The 2026 Notes have been eliminated from this offering and all references thereto have been removed from the Preliminary Prospectus Supplement for all purposes, including the “Description of Notes”.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, underwriters or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 718-1649.